As filed with the Securities and Exchange Commission on November 15, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pulitzer Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation
or Organization)
43-1819711
(I.R.S. Employer Identification Number)

900 North Tucker Boulevard
St. Louis, Missouri 63101
(Address of Registrant’s Principal Executive Offices)

Pulitzer Inc. 2003 Incentive Plan
(Full Title of the Plan)

James V. Maloney
Pulitzer Inc.
900 North Tucker Boulevard
St. Louis, Missouri 63101
(314) 340-8000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Richard A. Palmer, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103-3198
(212) 318-3000

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities to be	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Share (2)	Price	Registration Fee
Common Stock, $.01 par value per share	1,000,000	$53.66	$53,660,000	$6,798.72

(1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is $53.66, the average of the high and low prices of the common stock of Pulitzer Inc. as reported on The New York Stock Exchange, on November 8, 2004.

EXPLANATORY NOTE
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 5. Interests of Named Experts and Counsel.
Item 8. Exhibits.
SIGNATURES
EXHIBIT INDEX
Exhibit 5.1
Exhibit 23.2

EXPLANATORY NOTE

     This Registration Statement is filed pursuant to General Instruction E to Form S-8 in order to register 1,000,000 shares of Pulitzer Inc. common stock, which shares are in addition to the 3,500,000 shares of common stock previously registered on a Registration Statement on Form S-8 (File No. 333-75697) filed with the Securities and Exchange Commission on April 5, 1999, as amended April 30, 1999, for issuance pursuant to the Pulitzer Inc. 1999 Stock Option Plan and the Pulitzer Inc. 1999 Key Employees’ Restricted Stock Purchase Plan. Effective May 22, 2003, the Pulitzer Inc. 1999 Stock Option Plan and the Pulitzer Inc. 1999 Key Employees’ Restricted Stock Purchase Plan were amended, restated and consolidated into the Pulitzer Inc. 2003 Incentive Plan (the “2003 Incentive Plan”). The contents of the previously-filed registration statements are hereby incorporated by reference in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

     Mr. William Bush, a director of Pulitzer Inc., is a partner at Fulbright & Jaworski L.L.P. The legality of our common stock offered hereby has been passed on for Pulitzer Inc. by Fulbright & Jaworski L.L.P. Under the 2003 Incentive Plan, Mr. Bush has received (i) options to purchase shares of Pulitzer Inc. common stock and (ii) restricted stock or stock units with a value of $20,000 based on the fair market value of the Company’s Common Stock on the grant date, in connection with his service as a director of Pulitzer Inc. Additionally, as a director of Pulitzer Inc. Mr. Bush is eligible to receive certain equity-based and cash incentives under the 2003 Incentive Plan.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Pulitzer Inc. 2003 Incentive Plan*
5.1	Opinion of Fulbright & Jaworski L.L.P.
23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature page)

*	Incorporated by reference to our annual report on Form 10-K for the fiscal year ended December 28, 2003, filed with the Securities and Exchange Commission on March 5, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis and State of Missouri on the 15th day of November 2004.

PULITZER INC.
By:	/s/ Robert C. Woodworth
Robert C. Woodworth
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert C. Woodworth, Alan G. Silverglat and James V. Maloney his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Robert C. Woodworth Robert C. Woodworth	Director, President and Chief Executive Officer (Principal Executive Officer)	November 15 , 2004
/s/ Alan G. Silverglat Alan G. Silverglat	Senior Vice President-Finance (Principal Financial and Accounting Officer)	November 15, 2004

/s/ William Bush William Bush	Director	November 15, 2004
/s/ Susan T. Congalton Susan T. Congalton	Director	November 15, 2004
/s/ Ken J. Elkins Ken J. Elkins	Director	November 15, 2004
/s/ Alice B. Hayes Alice B. Hayes	Director	November 15, 2004
/s/ Richard W. Moore Richard W. Moore	Director	November 15, 2004
/s/ Emily Rauh Pulitzer Emily Rauh Pulitzer	Director	November 15, 2004
/s/ Michael E. Pulitzer Michael E. Pulitzer	Director	November 15, 2004
/s/ Ronald H. Ridgway Ronald H. Ridgway	Director	November 15, 2004
/s/ James M. Snowden, Jr. James M. Snowden, Jr.	Director	November 15, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Pulitzer Inc. 2003 Incentive Plan*
5.1	Opinion of Fulbright & Jaworski L.L.P.
23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature page)

*	Incorporated by reference to our annual report on Form 10-K for the fiscal year ended December 28, 2003, filed with the Securities and Exchange Commission on March 5, 2004.